SUB-ITEM 77I: Exhibit
                            SELIGMAN CASH MANAGEMENT FUND, INC.


Information regarding the sales charges in respect of the Registrant's Class A shares, effective as of Janury 7, 2008, and the changes in respect of the Registrant's Class C shares and Class D shares, effective as of the close of business on May 16, 2008, is incorporated by reference to the Registrant's Prospectus filed on Form 497 on May 8, 2008 (SEC Accession No. 0001193125-08-102260).